Exhibit 99.2

Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

First Quarter 2019 Business Update Call

May 14, 2019

Participants

David Waldman – Crescendo Communications

John Villano – CPA, Co-Chief Executive Officer and Chief Financial Officer

Analysts

Ethan Brown – Cox Capital Management

Paul Drees – Market Edge

Presentation

Operator

Greetings. Welcome to Sachem Capital First Quarter 2019 Business Update Call. At this time all participants are in a listen-only mode. A question and answer session will follow the formal presentation. [Operator Instructions]. Please note this conference is being recorded.

I will now turn the conference over to David Waldman with Crescendo Communications. Thank you, you may begin.

David Waldman

Good morning, and thank you for joining Sachem Capital Corp's first quarter 2019 conference call. On the call with us today is John Villano, CPA, Co-CEO, and Chief Financial Officer of Sachem Capital.

The company issued a press release yesterday containing first quarter 2019 financial results, which is also posted on the company's website. In addition, the company filed its quarterly report on Form 10-Q with the US Securities and Exchange Commission on May 13th, which can also be accessed on the company's website, as well as the SEC's website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company's operating results for the first quarter 2019, and the company's financial condition at March 31, 2019, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations are forward-looking statements.

The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the company's current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter 2019 Business Update Call May 14, 2019

These forward-looking statements are subject to several risks, uncertainties, and assumptions as described in the company's Form 10-Q for the first quarter of 2019 filed with the US Securities and Exchange Commission on May 13, 2019. Because of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although, the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance, or achievements. In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to for company are expressly qualified in their entirety by these cautionary statements, as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I’ll now turn the call over to John Villano. Please go ahead, John.

John Villano

Thank you, David, and thanks to everyone for joining us today. I am pleased to report that Sachem continues to deliver strong and stable revenue growth and continued profitability. We achieved these results despite an uncertain economic environment and limited working capital to originate new loans. That said, we have improved our working capital, and see continued strong demand for our mortgage loan products. As a result, we are very encouraged by our prospects for continued growth for the balance of 2019.

In addition, we continue to evaluate options that may provide us greater financial flexibility. From an operation standpoint, we recorded increases in total revenues and net income for the three months ended March 31, 2019, compared to the first quarter of 2018. Interest income accounted for most of the revenue increase.

From a balance sheet perspective, we recorded increases in total assets, mortgages receivable, and real estate owned, as well as in working capital and shareholders’ equity. And although our liabilities also increased, our leverage, which is debt versus equity, is only 35%, well below other mortgage REITs.

For the quarter, we earned $0.13 per share, same as in the first quarter of 2018. However, in April of 2019, we paid a dividend of $0.12 per share. This high dividend payout, when compared to year ago periods, reflects not only our strong financial performance, but also our commitment to providing investors attractive risk-adjusted returns. We believe the key factors to our continued success are, one, disciplined underwriting and extensive due diligence; two, a flexible approach to structuring loans; and finally, diligent monitoring of our loan portfolio and constant borrower contact.

With that as the background, I'm going to give a little more detail on our first quarter 2019 performance, and then provide some more color on our strategy and outlook.

For the first quarter of 2019, total revenues were approximately $3.2 million, compared to approximately $2.7 million for the corresponding period of 2018. Revenue growth was approximately $630,000, or an increase of 23.2%. This increase in revenue reflects strong originations, and an overall increase in our lending operations. At the end of the quarter, our loan portfolio included 413 loans, compared to 366 at March 31, 2018.

The increase in revenue was mainly due to the growth in interest income from our mortgage loans, from $2 million in 2018 period, to $2.8 million end of March 31, 2019 period, an increase of approximately 40%.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter 2019 Business Update Call May 14, 2019

Origination fees for the quarter were approximately $365,000, compared to approximately $349,000 in the corresponding 2018 period. Origination fee income now reflects our transition from longer term loans and corresponding larger origination fees, to shorter duration loans with lower origination fees.

The migration to shorter term loans is attributable to two factors. First, three-year loans are not considered eligible mortgage loans under our credit facility; and second, shorter term loans will make us less vulnerable to changes in market conditions, such as increases in interest rates, and/or reductions in real estate values.

Total operating costs and expenses for the three months ended March 31, 2019 were approximately $1.3 million, compared to approximately $744,000 for the three months ended March 31, 2018. This increase in operating costs and expenses was primarily due to the growth of our loan portfolio.

Key components of the cost increases are as follows. First, interest and amortization of deferred financing costs increased approximately $400,000; second, compensation and related costs increased approximately $139,000; and finally, general and administrative costs increased approximately $67,000.

In the case of compensation and G&A costs, employee headcount increased from 8 at the end of 2017, to 12 at the end of March 2019. This is principally a result of the growth of our lending activity and our additional compliance and reporting obligations as a publicly owned REIT.

Net income for the first quarter of 2019 was $2.1 million, compared to $2 million for the March 31, 2018 period. This was a 4.2% increase. Basic and diluted net income per weighted average common share outstanding was $0.13, for both the first quarter of 2019 and the first quarter of 2018.

Turning now to our balance sheet as of March 31, 2019, total assets were approximately $92.3 million, compared to approximately $86 million as of December 31, 2018. Our loan portfolio was approximately $81.7 million, compared to approximately $78.9 million as of December 31, 2018.

Interest and fees receivable from borrowers was approximately $1.7 million, compared to approximately $1.4 million at December 31, 2018. Real estate owned increased to $4.9 million, from $2.9 million as of March 31, 2019, compared to December 31, 2018. Of the $4.9 million of real estate owned, approximately $948,000 is classified as real estate held for rental, and $3.9 million as real estate held for sale. All eight properties held for sale at March 31, 2019 are being actively marketed.

Total liabilities were approximately $35.2 million, including approximately $30.4 million outstanding under the Webster credit facility, compared to total liabilities of approximately $33.2 million at December 31 of 2018. Approximately $500,000 of the increase in total liabilities was due to a refinancing of the mortgage on our new corporate office. The amount of the newly refinanced mortgage loan is now $795,000. The additional amount covers a portion of the renovation cost of the building, and provides additional working capital to the company.

Finally, shareholders' equity was approximately $57.1 million, compared to approximately $52.8 million as of December 31 of 2018. The increase of approximately $4.3 million reflects a $2.1 million increase in retained earnings, and a $2.2 million increase in paid-in capital.

Paid-in capital increased by $2.2 million due to the sale of approximately 500,000 common shares during the quarter. The sales of these common shares are under the at-the-market offering prospectus that we filed in November of 2018. This facility allows us to raise capital, as and when needed, by selling common shares directly into the market. We continue to use the facility in the second quarter of 2019, and, in total, sold approximately 3.5 million shares for aggregate net proceeds of approximately $16 million.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter 2019 Business Update Call May 14, 2019

In addition, the use of the ATM resulted in a more liquid market for our common shares. Average daily trading volume is now approximately 160,000 shares, which is significantly higher than it was last year. Even though the ATM has been useful, and an overall success from our perspective, we continue to look at alternative financing options that may provide us with even greater financial flexibility.

Overall, we continue to see strong demand for our loan products, in light of increased competitions from both traditional banks and non-bank sources. In addition, we are encouraged by the Fed's policy move to neutral interest rates. Rising rates had been a major concern of ours going into 2019. Notwithstanding the Fed's rate increases in 2018, we decided not to raise our rates in order to remain competitive and capture market share. In retrospect, given that the demand for our products continues to be strong, it seems that our strategy was correct.

However, as noted in our last earnings call in April of 2019, we continue to see softening in the Connecticut real estate market. We continually monitor real estate price reductions, as well as listing to sale times across local markets. We use this data to assist in our funding decisions.

To wrap up, we are encouraged by the outlook for the business, and remain fully committed to our goal of providing investors attractive risk-adjusted returns. Our lending platform is solid and sustainable, given our strict underwriting criteria and extensive due diligence. The demand for our loan products and services remain strong, as traditional lenders are unable to satisfy demand.

We are encouraged by our ability to compete effectively with larger market participants, and will continue to build a larger, more efficient platform to conduct our business operations. We remain fully committed to conservative lending.

At this point, I would like to thank you all for joining our call today. I would like to open up the call to any questions you may have.

Operator

Thank you. [Operator Instructions]. Our first question is from Ethan Brown with Cox Capital Management. Please proceed.

Q: Good morning. So, even though net income was $2.1 million for the quarter, it looks like operating cash flows are a bit less as interest continues to accrue, but not be realized, and I know there was also a really big jump up in REO during the quarter. So, can you just speak to your confidence to successfully be able to liquidate those properties and realize some of this income that continues to accrue?

John Villano – CPA, Co-Chief Executive Officer, and Chief Financial Officer

Sure, I’ll take the REO portion first. As stated in prior calls, it takes a long time for Sachem to fully take hold of a property through the foreclosure process. So even though we win the foreclosure proceeding, obviously, and get title to the property, in many cases the borrower is still there, which provides a level of eviction, in many cases a bankruptcy.

So it's a continuing fight. We try to secure the asset the best we can. Every once in a while one of these properties will come back in some form of disrepair, like I said, there could be an eviction. So the process is unbelievably slow. The law doesn't allow us to move quicker, to maybe say it better.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter 2019 Business Update Call May 14, 2019

So it is an issue. We have a real estate professional in office. Her job is to market our properties and prepare them for sale. So we look to clear out some of this stuff, and, in fact we sold two properties that were on our books in the December 31 year-end K [ph], so two properties were sold. It's just a very slow process, unfortunately.

And the second part of your question is the accrual of interest. So our portfolio, on average, earns just under 12.5%, portfolio wide. And, yes, our interest is building a bit. Some of this has to deal with properties that are pending sale or refi, where a borrower knows that he has an approval in hand, or his sales contract in hand, and he may not pay us for a month or so pending sale. This is, unfortunately, a very common practice in the contractor world. It's a way for them to take some of the profits out a little bit prematurely.

So we see this a lot. Ethan, we do monitor borrower payments on a daily basis. We have people that call and set up meetings with borrowers if we see some form of deterioration in a payment history. So it's something that we spend a lot of time on this, and it’s a very good question, so I thank you for asking it.

Q: So do you think, just because of the nature of your business, you’ll continue to see kind of a dispersion between your net income and operating cash flow, that it may be larger some quarters and may be narrower during others?

John Villano – CPA, Co-Chief Executive Officer, and Chief Financial Officer

We have. We've done a couple of things in the fall of 2018, they’re personnel related. One is the hiring of Crescendo as an IR firm, and the other is bringing on two individuals to help build and give our structure a little more quality of operation. So we are incurring a little more cost here in an effort to protect the overall platform. So we brought a comptroller on board. We have a builder repairman to assist with the repair of properties as they come, to speed the sale of the property. So these are things that we’re investing in ourselves. Our basic payables and operations, they're running smoothly; we’re highly profitable; our portfolio is earning a little bit more than it did a year ago; and collections are still overall very good.

Q: Okay, great. And then finally, any update on finding a new source of capital, or any insight you can provide there?

John Villano – CPA, Co-Chief Executive Officer, and Chief Financial Officer

I would very much like to discuss our plans, but I’d like to pass off on that for now if I could. We've mentioned this a couple of quarters in our calls. We have some things coming down the pipe that we think will be very good for Sachem. It will provide flexibility of operation. I just can't give too much color on it at the moment.

Q: Okay, fair enough, thank you.

Operator

[Operator Instructions]. Our next question is from Paul Drees with Market Edge. Please proceed.

Q: Hi, John. I had a similar question along the lines of operating cost, which increased faster than revenue growth squeezing net income. Can you comment specifically on compensation headcount and admin cost going forward, and what do you think the future ratio of those fixed costs to revenue would be?

John Villano – CPA, Co-Chief Executive Officer, and Chief Financial Officer

First of all, it's nice to hear from you again, and I appreciate your question. We think we have gone to the limit of compensation and personnel, so we have built the necessary model to, in effect, put the next $20 million on our books. And the goal here is that we're building a team. We are starting to compensate our team a little better as they perform, and truly as our company performs, so we have a nice unit. We think we can handle the next phase. We do not expect further personnel going forward.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter 2019 Business Update Call May 14, 2019

The other thing being our overall cost increase, because, first of all, the cost to be a public company is significant, and a lot depends on how it flows and what we are doing as a company. So you'll see things like increases in legal fees and professional fees, accounting, for example, where you've seen that we did an ATM prospectus in November. Well, those fees are significant, and some of them are ongoing.

The cost of being in the public space, it’s significant, and we spend a lot of effort to control costs, but our largest expense is compensation, legal and professional, and our interest cost. And really, for the last nine months or so, our interest cost has been higher than it should be.

Q: But you're suggesting, or saying, you think you have the structure in the back office to support another $20 million of equity?

John Villano – CPA, Co-Chief Executive Officer, and Chief Financial Officer

Yes. I think the personnel cost is now where it should be, and I don't see any further increases in that area. We will see increases in interest income. And as we move forward and we increase our portfolio, the legal and professional, that kind of rise, it ebbs and flows with what we're doing as a company. That's hard to plan, and sometimes the costs are kind of hard to get a real handle of until it's over.

Q: Okay, great. Thank you, John.

Operator

[Operator Instructions]. There are no further questions at this time. I would like to turn the conference back over to management for closing remarks.

John Villano – CPA, Co-Chief Executive Officer, and Chief Financial Officer

Thank you, all. I appreciate the questions. We appreciate your involvement in Sachem as a public company and an investment. We know you have many choices to invest your money, and we truly believe that we are a great place to park your money for a significant dividend growth. Thank you all for joining our call today. Thank you.

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